UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2022

AKERNA CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-39096	83-2242651
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Larimer Street, #246, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 932-6537

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KERN	NASDAQ Capital Market
Warrants to purchase one share of Common Stock	KERNW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Larry Dean Ditto, Jr. as Chief Financial Officer

On July 25, 2022, the Company appointed Mr. Larry Dean Ditto, Jr. as the Company’s Chief Financial Officer. Mr. Ditto was previously appointed as the Company’s Interim Chief Financial Officer on May 11, 2022, effective May 17, 2022.

Mr. Ditto, 55, has served as Interim CFO to the Company since May 17, 2022. Mr. Ditto is the Chief Financial Officer (“CFO”) of Mydecine Innovations Group, Inc (“Mydecine”), where he has served as CFO since December 2020 and will continue to serve as CFO concurrent to his service as the Company’s Interim CFO. Prior to his service at Mydecine, Mr. Ditto was the CFO and Financial Consultant of Sigue Corporation from June 2019 through December 2020; the Vice President and Corporate Controller of OSI Systems, Inc. from April 2018 through June 2019; and the CFO of DLH Davinci LLC (Dental Lab Holdings) from January 2016 through April 2018. Mr. Ditto holds a Bachelor of Arts in Economics and Management from Albion College, Albion, Michigan, where he graduated magna cum laude, and holds a Master of Business Administration from the Kelley School of Business at Indiana University, Bloomington, Indiana, where he graduated as one of the top ten students in his class.

In relation to Mr. Ditto’s appointment as Chief Financial Officer, Mr. Ditto will be paid an annual base salary of $250,000, subject to all legal withholdings and deductions. Pursuant to the terms of his prior Consulting Agreement, upon appointment as Chief Financial Officer, Mr. Ditto was also granted $25,000 worth of restricted stock units under the Company’s equity incentive plan, vesting immediately. Mr. Ditto is also eligible for a change in control bonus of $125,000 payable in one lump sum within 60 days of a change of control. Payment of the bonus are contingent on satisfactory performance of all assigned duties. In the event Mr. Ditto resigns from the Company or is terminated by the Company for cause before the bonus payment due date, he will not be entitled to receive the bonus. In the case or his death or long-term disability, the bonus will be paid to him or his estate within 30 days of the change in control event. “Change of Control” of the Company is defined as: (i) the date any “person” or group (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, subsequent to the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing 50% or more of the total voting power represented by Company’s then outstanding voting securities, other than pursuant to a sale by Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (ii) the date of the consummation of a merger or consolidation of Company with any other corporation that has been approved by the stockholders of Company, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) the date of the consummation of the sale or disposition by Company of all or substantially all Company’s assets; or (iv) the date of a change in the composition of Company’s Board of Directors such that a majority of the members of the Board immediately following such change in composition are no longer “Incumbent Directors.” For purposes of the foregoing clause (iv), “Incumbent Directors” means (a) members of Company’s Board of Directors as of July 25, 2022, or (b) members of Company’s Board of Directors elected or appointed to the Board following July 25, 2022 other than in connection with an actual or threatened proxy contest. However, no Change in Control shall be deemed to have occurred by reason of (a) any event that involves a transaction that Mr. Ditto or a group of persons or entities with whom Mr. Ditto acts in concert acquires, directly or indirectly, more than 50% of the combined voting power of Company’s then-outstanding voting securities or the business or assets of Company; or (b) any event that involves or arises out of a proceeding under Title 11 of the United States Code or the provisions of any future United States Bankruptcy law, an assignment for the benefit of creditors or an insolvency. The bonus is effective only through December 31, 2022.

There is no arrangement or understanding between Mr. Ditto and any other person pursuant to which he was selected as an officer of the Company. Additionally, there are no family relationships between any director or executive officer of the Company and Mr. Ditto.

Compensation of Chief Technology Officer

On July 25, 2022, in consideration of Mr. David McCullough’s on-going efforts for the Company, the compensation committee of the board of directors of the Company restored Mr. McCullough’s previously announced 25% reduction in base salary for the 2022 fiscal year, with the same effect as if the previous 25% reduction on May 27, 2022 had not occurred. Mr. McCullough’s base salary is $250,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: July 29, 2022	AKERNA CORP.

	By:	/s/ Jessica Billingsley
		Name:	Jessica Billingsley
		Title:	Chief Executive Officer

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